Exhibit 99.1

News Release For Immediate Release www.ball.com	Investor Contact: Ann T. Scott 303-460-3537, ascott@ball.com Media Contact: Renee Robinson 303-460-2476, rarobins@ball.com

Ball Reports Improved Third Quarter 2017 Operating Results;
 Reaffirms Long-Term Goals

Highlights

●	Third quarter U.S. GAAP earnings per diluted share of 13 cents vs. 9 cents in 2016

●	Third quarter comparable earnings per diluted share of 52 cents vs. 48 cents in 2016

●
Improved operating performance, largely in South America, offset by lower than expected operating earnings in Beverage Packaging, North and Central America segment due to impact of multi-plant downtime, higher freight rates and out-of-pattern freight caused by U.S. hurricanes late in the quarter

●	Aerospace contracted backlog of $1.2 billion at the end of the third quarter

●	2017 free cash flow expected to be in excess of $850 million after capital expenditures in the range of $550 million

●	2017 comparable EBITDA expected to be in the range of $1.70 billion to $1.75 billion

●	Company reaffirms 2019 targets of $2 billion of comparable EBITDA, in excess of $1 billion in free cash flow and achieving the identified $300 million plus of run-rate synergies

BROOMFIELD, Colo., Nov. 2, 2017 – Ball Corporation (NYSE: BLL) today reported, on a U.S. GAAP basis, third quarter 2017 net earnings attributable to the corporation of $48 million (including the net effect of after-tax charges of $140 million, or 39 cents per diluted share for business consolidation and other non-comparable costs) or 13 cents per diluted share, on sales of $2.91 billion, compared to $31 million attributable to the corporation, or 9 cents per diluted share (including the net effect of after-tax charges of $140 million, or 39 cents per diluted share for business consolidation, debt refinancing and other costs and gain on the sale of divested assets), on sales of $2.75 billion in 2016. Results for the first nine months of 2017 were net earnings attributable to the corporation of $215 million, or 60 cents per diluted share, on sales of $8.24 billion compared to $210 million, or 67 cents per diluted share, on sales of $6.54 billion for the first nine months of 2016.
Ball's third quarter and year-to-date 2017 comparable diluted earnings per share were 52 cents and $1.44, respectively, versus third quarter and year-to-date 2016 comparable earnings per diluted share of 48 cents and $1.30, respectively.
Earnings per share figures include the impact of the company's two-for-one stock split effective May 16, 2017.  The 2016 comparable operating results prior to June 30, 2016, exclude the effects of the Rexam transaction. Details of comparable segment earnings, business consolidation activities and other non-comparable costs, and catch-up depreciation entries for the last six months of 2016 and recorded in 2017 related to the

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 1

finalization of the fair values for the June 30, 2016, Rexam acquisition can be found in the notes to the unaudited condensed consolidated financial statements that accompany this news release.
"Strong performance across our diverse global business portfolio offset the challenging environment we experienced late in the quarter in our North American beverage business due to out-of-pattern and higher cost freight, operational downtime and lower absorption following two U.S. hurricanes. Our global beverage can volumes grew 2 percent in the quarter, largely due to strong demand across South America versus difficult domestic U.S. beer demand, where Ball has a majority position," said John A. Hayes, chairman, president and chief executive officer.
"Our European and South American beverage businesses continued their improved performance, and we continue to make progress on our global finance transformation projects and corporate cost-out initiatives with the opening of shared service centers in Belgrade, Serbia, and Querétaro, Mexico. These multi-year activities, coupled with normalized operating conditions in our Beverage Packaging, North and Central America segment, planned 2018 beverage manufacturing plant network optimizations, new U.S. and Spain specialty beverage can plants and continuing aerospace and aerosol growth, provide a bridge to our long-standing financial goals of $2 billion of comparable EBITDA and in excess of $1 billion of free cash flow by 2019."

Beverage Packaging, North and Central America
Beverage packaging, North and Central America, comparable segment operating earnings in the third quarter of 2017 were $121 million on sales of $1.08 billion, compared to $145 million on sales of $1.08 billion in 2016. Segment operating earnings in the first nine months of 2017 were $400 million on sales of $3.18 billion, compared to $356 million on sales of $2.65 billion in 2016. Year-to-date 2017 comparable segment operating earnings included $3 million of incremental depreciation expense related to the final acquisition accounting completed on June 30, 2017.
Year-over-year results reflect the notable impact of unplanned operational and logistics costs associated with two U.S. hurricanes during peak summer demand when inventory levels are seasonally low. The compounding effect of these natural events inflicted meaningful pressure on our southern and lower-Atlantic supply chain late in the quarter. Despite the steep decline in September's U.S. domestic beer demand, overall third quarter segment volumes were flat largely due to continued growth in Mexican beer imports and differentiated specialty can sizes for carbonated soft drinks and other non-alcoholic beverages.
During the quarter, the company announced the closure of two beverage can plants and an end manufacturing facility in the U.S., as well as construction of a state-of-the-art specialty beverage can manufacturing facility in Goodyear, Arizona.  These plant network initiatives will largely be completed in the second half of 2018.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 2

Beverage Packaging, South America
Beverage packaging, South America, comparable segment operating earnings for the third quarter of 2017 were $78 million on sales of $425 million, compared to $60 million on sales of $318 million during the same period in 2016. Segment operating earnings in the first nine months of 2017 were $205 million on sales of $1.15 billion compared to $100 million on sales of $577 million in 2016. Year-to-date 2017 comparable segment operating earnings included $3 million of incremental depreciation expense related to the final acquisition accounting completed on June 30, 2017.
Year-to-date results include the benefit of acquired assets and, for the third quarter, segment volumes were up double digits with mid-single digit growth in Brazil. Packaging mix shift from two-way glass to beverage cans continues across South America.

Beverage Packaging, Europe
Beverage packaging, Europe, comparable segment operating earnings for the third quarter 2017 were $74 million on sales of $651 million, compared to $72 million on sales of $624 million during the same period in 2016. Comparable segment operating earnings in the first nine months of 2017 were $184 million on sales of $1.82 billion, compared to $184 million on sales of $1.46 billion in 2016. Year-to-date 2017 comparable segment operating earnings included $24 million of incremental year-over-year depreciation expense related to the final acquisition accounting completed on June 30, 2017.
Comparable segment earnings for the first nine months of 2017 reflect the inclusion of operations from the acquisition. Overall segment demand was up low-single digits in the quarter led by favorable demand trends across continental Europe. In the quarter, improved manufacturing performance and initiatives around optimizing our plant network were partially offset by $8 million of incremental transaction-related depreciation.

Food and Aerosol Packaging
Food and aerosol packaging comparable segment operating earnings for the third quarter 2017 were $30 million on sales of $321 million, compared to $31 million on sales of $329 million during the same period in 2016. Segment operating earnings in the first nine months of 2017 were $76 million on sales of $867 million compared to $84 million on sales of $911 million in 2016.
During the third quarter, mid-single digit volume growth in our European, Indian and Argentine aerosol businesses, and improved U.S. metal service center manufacturing performance offset double-digit U.S. food can volume declines driven by delayed Midwest corn and tomato packs and lower consumer demand for canned food. Year-to-date and third quarter results also include the loss of sales and earnings from the Baltimore, Maryland, and Hubbard, Ohio, facilities, which were sold in late 2016 and early 2017, respectively.
Our aluminum aerosol capacity additions in Europe and India are largely complete, the segment's value-added aerosol innovations are being recognized with customer awards and the announced cessation of food can production in our Springdale, Arkansas, facility is on track for completion by early 2018.

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 3

Aerospace
Aerospace comparable segment operating earnings for the third quarter 2017 were $23 million on sales of $241 million, compared to $24 million on sales of $204 million during the same period in 2016. Comparable segment operating earnings in the first nine months of 2017 were $70 million on sales of $734 million compared to $61 million on sales of $577 million in 2016. The ramp up of new contracts and the mix of more cost-plus versus fixed-price contracts influenced year-over-year margins.
During the quarter, the aerospace business achieved several program milestones. The Ball-built Joint Polar Satellite System‑1 (JPSS‑1), NOAA's next-generation polar orbiting weather satellite, is preparing for a Nov. 10 launch from Vandenberg Air Force Base in California. JPSS‑1 represents significant technological and scientific advancements in observations used for severe weather prediction and environmental monitoring, increasing the timeliness and accuracy of forecasts in advance of severe weather events.
The company continues to be awarded key defense and civil contracts and hiring will exceed 400 employees in 2017 with 350 more positions scheduled to be filled by the end of 2018. Quarter-end contracted backlog of $1.2 billion is expected to remain at these high levels through year-end, and could improve as the U.S. government makes strides toward a multi-year budget agreement between the legislative and executive branches. The multi-year growth trajectory of contracts already won, but not yet booked into current contracted backlog, and the outstanding requests for bids and proposals further supports anticipated year-over-year segment earnings improvement in 2018 and beyond.

Outlook
"Our quarter-end net debt is down $450 million versus the same time last year after approximately $85 million of net share buybacks, $115 million of dividends and the $95 million impact of higher year-over-year foreign exchange rates on our foreign currency-denominated debt. Free cash flow in 2017 is estimated to be in excess of $850 million after capital spending in the range of $550 million," said Scott C. Morrison, senior vice president and chief financial officer.
"The hurricane-related supply chain issues were largely transitory, and we are attempting to offset high-cost freight expenses incurred in North America with existing pass throughs and additional surcharges where commercial contracts allow. We will continue to be good stewards of our robust cash flow, balancing disciplined, high-returning growth capital investments with the additional return of value to our shareholders in the form of share repurchases and dividends in 2018 and beyond," Hayes said.

About Ball Corporation
Ball Corporation supplies innovative, sustainable packaging solutions for beverage, food and household products customers, as well as aerospace and other technologies and services primarily for the U.S. government. Ball

Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 4

Corporation and its subsidiaries employ 18,450 people worldwide and reported 2016 net sales of $9.1 billion. For more information, visit www.ball.com, or connect with us on Facebook or Twitter.
Conference Call Details
Ball Corporation (NYSE: BLL) will hold its third quarter 2017 earnings call today at 9 a.m. Mountain time (11 a.m. Eastern). The North American toll-free number for the call is 800‑931‑6358. International callers should dial 303‑223‑0118. Please use the following URL for a webcast of the live call:

https://edge.media-server.com/m6/p/bkjoccdc

For those unable to listen to the live call, a taped replay will be available from 11 a.m. Mountain time on Nov. 2, 2017, until 11 a.m. Mountain time on Nov. 9, 2017. To access the replay, call 800‑633‑8284 (North American callers) or 402‑977‑9140 (international callers) and use reservation number 21858551. A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's website at www.ball.com/investors under "news and presentations."

Forward-Looking Statements
This release contains "forward-looking" statements concerning future events and financial performance. Words such as "expects," "anticipates," "estimates," "believes," "targets," "likely" and similar expressions typically identify forward-looking statements, which are generally any statements other than statements of historical fact. Such statements are based on current expectations or views of the future and are subject to risks and uncertainties, which could cause actual results or events to differ materially from those expressed or implied. You should therefore not place undue reliance upon any forward-looking statements and any of such statements should be read in conjunction with, and, qualified in their entirety by, the cautionary statements referenced below. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key factors, risks and uncertainties that could cause actual outcomes and results to be different are summarized in filings with the Securities and Exchange Commission, including Exhibit 99 in our Form 10‑K, which are available on our website and at www.sec.gov. Additional factors that might affect: a) our packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; competitive activity; failure to achieve synergies, productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or a loss of a major customer or supplier; political instability and sanctions; currency controls; and changes in foreign exchange or tax rates; b) our aerospace segment include funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts; c) the company as a whole include those listed plus: changes in senior management; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in our containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labor cost changes; rates of return on assets of the company's defined benefit retirement plans; pension changes; uncertainties surrounding geopolitical events and governmental policies both in the U.S. and in other countries, including the U.S. government elections, budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives and synergies; interest rates affecting our debt; and successful or unsuccessful acquisitions and divestitures, including with respect to the Rexam PLC acquisition and its integration, or the associated divestiture; the effect of the acquisition or the divestiture on our business relationships, operating results and business generally.

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Ball Corporation • 10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021 • www.ball.com	Page 5

Condensed Financial Statements (Third Quarter 2017)

Unaudited Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2017	2016	2017	2016

Net sales	$2,908	$2,752	$8,236	$6,537

Costs and expenses
Cost of sales (excluding depreciation and amortization)	(2,338)	(2,275)	(6,583)	(5,288)
Depreciation and amortization	(162)	(147)	(539)	(299)
Selling, general and administrative	(127)	(135)	(398)	(348)
Business consolidation and other activities	(157)	(63)	(253)	(302)
	(2,784)	(2,620)	(7,773)	(6,237)

Earnings before interest and taxes	124	132	463	300

Interest expense	(74)	(80)	(216)	(159)
Debt refinancing and other costs	-	(2)	(1)	(108)
Total interest expense	(74)	(82)	(217)	(267)
Earnings before taxes	50	50	246	33
Tax (provision) benefit	(4)	(23)	(48)	174
Equity in results of affiliates, net of tax	5	7	23	6

Net earnings	51	34	221	213

Net earnings attributable to noncontrolling interests	(3)	(3)	(6)	(3)

Net earnings attributable to Ball Corporation	$48	$31	$215	$210

Earnings per share (a):
Basic	$0.14	$0.09	$0.61	$0.69
Diluted	$0.13	$0.09	$0.60	$0.67

Weighted average shares outstanding (000s) (a):
Basic	350,327	349,128	350,481	305,756
Diluted	358,556	355,404	358,492	312,176

(a)	Amounts in 2016 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

Condensed Financial Statements (Third Quarter 2017)

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	September 30,
($ in millions)	2017	2016

Cash Flows from Operating Activities:
Net earnings	$221	$213
Depreciation and amortization	539	299
Business consolidation and other activities	253	302
Deferred tax provision (benefit)	-	(165)
Other, net	(229)	78
Changes in working capital (a)	(37)	(1,160)
Cash provided by (used in) operating activities	747	(433)
Cash Flows from Investing Activities:
Capital expenditures	(404)	(398)
Business acquisitions	-	(3,379)
Business dispositions	31	2,941
(Increase) decrease in restricted cash	-	1,966
Settlement of Rexam acquisition related derivatives	-	(252)
Other, net	3	2
Cash provided by (used in) investing activities	(370)	880
Cash Flows from Financing Activities:
Changes in borrowings, net	(249)	178
Net issuances (purchases) of common stock	(85)	(60)
Dividends	(93)	(60)
Other, net	(2)	(15)
Cash provided by (used in) financing activities	(429)	43
Effect of currency exchange rate changes on cash	11	(69)
Change in cash	(41)	421
Cash - beginning of period	597	224
Cash - end of period	$556	$645

(a)	Includes payments of costs associated with the acquisition of Rexam and the sale of the Divestment Business.

Condensed Financial Statements (Third Quarter 2017)

Unaudited Condensed Consolidated Balance Sheets

	September 30,
($ in millions)	2017	2016

Assets
Current assets
Cash and cash equivalents	$556	$645
Receivables, net	1,793	1,799
Inventories, net	1,433	1,418
Other current assets	148	253
Total current assets	3,930	4,115
Property, plant and equipment, net	4,525	4,440
Goodwill	4,908	5,211
Intangible assets, net	2,490	2,046
Other assets	1,140	1,228

Total assets	$16,993	$17,040

Liabilities and Shareholders' Equity
Current liabilities
Short-term debt and current portion of long-term debt	$452	$373
Payables and other accrued liabilities	3,313	2,548
Total current liabilities	3,765	2,921
Long-term debt	7,104	7,724
Other long-term liabilities	2,486	2,575
Shareholders' equity	3,638	3,820

Total liabilities and shareholders' equity	$16,993	$17,040

Notes to the Condensed Financial Statements (Third Quarter 2017)

1. Business Segment Information

Ball's operations are organized and reviewed by management along its product lines and geographical areas and presented in the five reportable segments outlined below:

Beverage packaging, North and Central America: Consists of operations in the U.S., Canada and Mexico that manufacture and sell metal beverage containers.

Beverage packaging, South America: Consists of operations in Brazil, Argentina and Chile that manufacture and sell metal beverage containers.

Beverage packaging, Europe: Consists of operations in numerous countries in Europe, including Russia, that manufacture and sell metal beverage containers.

Food and aerosol packaging: Consists of operations in the U.S., Europe, Canada, Mexico, Argentina and India that manufacture and sell steel food and aerosol containers, extruded aluminum aerosol containers and aluminum slugs.

Aerospace: Consists of operations that manufacture and sell aerospace and other related products and the provision of services used in the defense, civil space and commercial space industries.

Other consists of non-reportable segments in Africa, Middle East and Asia (AMEA) and Asia Pacific that manufacture and sell metal beverage containers, undistributed corporate expenses, intercompany eliminations and other business activities.

The company also has investments in operations in Guatemala, Panama, South Korea, the U.S. and Vietnam that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment sales or earnings.

Notes to the Condensed Financial Statements (Third Quarter 2017)

1. Business Segment Information (continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2017	2016	2017	2016

Net sales
Beverage packaging, North and Central America	$1,080	$1,076	$3,180	$2,653
Beverage packaging, South America	425	318	1,145	577
Beverage packaging, Europe	651	624	1,824	1,459
Food and aerosol packaging	321	329	867	911
Aerospace	241	204	734	577
Reportable segment sales	2,718	2,551	7,750	6,177
Other	190	201	486	360
Net sales	$2,908	$2,752	$8,236	$6,537

Comparable operating earnings
Beverage packaging, North and Central America	$121	$145	$400	$356
Beverage packaging, South America	78	60	205	100
Beverage packaging, Europe	74	72	184	184
Food and aerosol packaging	30	31	76	84
Aerospace	23	24	70	61
Reportable segment comparable operating earnings	326	332	935	785
Other (a)	(13)	(21)	(65)	(67)
Comparable operating earnings	313	311	870	718
Reconciling items
Business consolidation and other activities	(157)	(63)	(253)	(302)
Amortization of acquired Rexam intangibles	(37)	(33)	(120)	(33)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation	5	-	(34)	-
Cost of sales associated with Rexam inventory step-up	-	(83)	-	(83)
Earnings before interest and taxes	124	132	463	300
Interest expense	(74)	(80)	(216)	(159)
Debt refinancing and other costs	-	(2)	(1)	(108)
Total interest expense	(74)	(82)	(217)	(267)
Earnings before taxes	50	50	246	33
Tax (provision) benefit	(4)	(23)	(48)	174
Equity in results of affiliates	5	7	23	6
Net earnings	51	34	221	213
Net earnings attributable to noncontrolling interests	(3)	(3)	(6)	(3)
Net earnings attributable to Ball Corporation	$48	$31	$215	$210

(a)
Includes undistributed corporate expenses, net, of $29 million and $43 million for the third quarter of 2017 and 2016, respectively, and $106 million and $78 million for the first nine months of 2017 and 2016, respectively.

Notes to the Condensed Financial Statements (Third Quarter 2017)

2. Non-Comparable Items

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2017	2016	2017	2016

Non-comparable items - income (expense)
Beverage packaging, North and Central America
Business consolidation and other activities
Birmingham, Chatsworth and Longview facility closure costs (1)	$(33)	$-	$(33)	$-
Reidsville facility closure costs (2)	-	-	(7)	-
Bristol facility closure costs (3)	-	(3)	(1)	(4)
Rexam transaction related costs (4)	-	(2)	(1)	(3)
Individually insignificant items	(1)	(1)	(3)	(5)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (5)	-	(10)	-	(10)
Amortization of acquired Rexam intangibles (6)	(7)	(6)	(23)	(6)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (7)	-	-	(6)	-
Total beverage packaging, North and Central America	(41)	(22)	(74)	(28)

Beverage packaging, South America
Business consolidation and other activities
Rexam transaction related costs (4)	-	(2)	(2)	(11)
Individually insignificant items	(4)	(4)	(2)	(4)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (5)	-	(20)	-	(20)
Amortization of acquired Rexam intangibles (6)	(13)	(9)	(42)	(9)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (7)	-	-	(14)	-
Total beverage packaging, South America	(17)	(35)	(60)	(44)

Beverage packaging, Europe
Business consolidation and other activities
Recklinghausen closure costs (8)	(62)	-	(62)	-
Rexam transaction related costs (4)	-	-	(2)	(7)
Individually insignificant items	-	(10)	(5)	(12)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (5)	-	(46)	-	(46)
Amortization of acquired Rexam intangibles (6)	(16)	(15)	(50)	(15)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (7)	-	-	(18)	-
Total beverage packaging, Europe	(78)	(71)	(137)	(80)

Food and aerosol packaging
Gain on sale of Hubbard facility (9)	-	-	15	-
Weirton facility closure costs (10)	(1)	(3)	(6)	(14)
Individually insignificant items	(1)	(1)	(2)	(7)
Total food and aerosol packaging	(2)	(4)	7	(21)

Notes to the Condensed Financial Statements (Third Quarter 2017)

2. Non-Comparable Items (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2017	2016	2017	2016

Other
Business consolidation and other activities
Pension settlement (11)	(41)	-	(41)	-
Divestment Business indemnities (12)	-	-	(34)	-
Rexam acquisition related compensation arrangements (13)	(5)	(22)	(22)	(106)
Gain (loss) on sale of the Divestment Business (14)	-	-	(14)	344
Rexam transaction related costs (4)	(2)	(33)	(12)	(289)
Currency exchange gain (loss) for restricted cash, intercompany loans and 2020, 2023 euro senior notes (15)	-	22	-	(174)
Individually insignificant items	(7)	(4)	(19)	(10)
Other non-comparable items
Cost of sales associated with Rexam inventory step-up (5)	-	(7)	-	(7)
Amortization of acquired Rexam intangibles (6)	(1)	(3)	(5)	(3)
Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (7)	5	-	4	-
Total other	(51)	(47)	(143)	(245)

Total business consolidation and other activities	(157)	(63)	(253)	(302)
Total other non-comparable items	(32)	(116)	(154)	(116)
Total non-comparable items	(189)	(179)	(407)	(418)

Tax effect on business consolidation and other activities	38	12	67	266
Tax effect on other non-comparable items	11	30	41	30
Total tax effect	49	42	108	296
Total non-comparable items, net of tax	$(140)	$(137)	$(299)	$(122)

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in millions)	2017	2016	2017	2016

Debt Refinancing and Other Costs
Interest expense on 3.5% and 4.375% senior notes (16)	$-	$-	$-	$(49)
Refinancing of bridge and revolving credit facilities (17)	-	-	-	(30)
Economic hedge - interest rate risk (4)	-	-	-	(20)
Amortization of unsecured, committed bridge facility financing fees (18)	-	-	-	(7)
Individually insignificant items	-	(2)	(1)	(2)
Total debt refinancing and other costs	-	(2)	(1)	(108)
Tax effect on debt refinancing and other costs	-	(1)	-	33
Total debt refinancing and other costs, net of tax	$-	$(3)	$(1)	$(75)

(1)
In August 2017, the company announced the closure of its beverage can manufacturing facilities in Chatsworth, California, and Longview, Texas, and its beverage end manufacturing facility in Birmingham, Alabama. The Birmingham and Longview plants are expected to cease production by the end of the second quarter of 2018, and the Chatsworth plant is expected to cease production by the end of the third quarter of 2018. Charges in the third quarter and first nine months of 2017 comprised employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(2)
In December 2016, the company announced the closure of its beverage packaging manufacturing facility in Reidsville, North Carolina, which ceased production during the second quarter of 2017. Charges in the first nine months of 2017 comprised employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

Notes to the Condensed Financial Statements (Third Quarter 2017)

2. Non-Comparable Items (continued)

(3)
During the third quarter of 2015, the company announced the closure of its beverage end manufacturing facility in Bristol, Virginia, which ceased production during the second quarter of 2016. Charges in the third quarter and first nine months of 2016 and first nine months of 2017 comprised severance, pension and other employee benefits, as well as other individually insignificant items.

(4)	During the third quarter and first nine months of 2017 and 2016, the company recorded charges for professional services and other costs associated with the June 30, 2016, acquisition of Rexam.

Also during the first nine months of 2016, the company recorded losses related to derivative financial instruments to reduce its currency exchange rate exposure associated with the British pound denominated cash portion of the Rexam acquisition purchase price and entered into derivative financial instruments to mitigate its exposure to interest rate changes associated with anticipated debt issuances in connection with the cash portion of the Rexam acquisition purchase price.

(5)	During the third quarter of 2016, the company recorded cost of sales associated with the step-up in value of inventory acquired from Rexam.

(6)
During the third quarter and first nine months of 2017 and 2016, the company recorded amortization expense for customer relationships and other intangible assets identified as part of the Rexam acquisition.

(7)
In the second quarter of 2017, the company finalized the allocation of the purchase price for the Rexam acquisition and updated the fair values and useful lives for the acquired Rexam intangible and fixed assets. Catch-up depreciation and amortization expense were recorded during the first nine months of 2017, related to the last six months of 2016.

(8)
In March 2017, the company announced its intent to close its beverage packaging manufacturing facility in Recklinghausen, Germany, which ceased production on July 31, 2017. Charges of $62 million were recorded in the third quarter and first nine months of 2017 and comprised employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and other costs.

(9)	During the first quarter of 2017, the company sold its food and aerosol packaging paint and general line can plant in Hubbard, Ohio, and recognized a gain on the sale of the plant.

(10)
During the second quarter of 2016, the company announced the closure of its food and aerosol packaging flat sheet production and end manufacturing facility in Weirton, West Virginia, which ceased production during the first quarter of 2017. Charges in the third quarter and first nine months of 2017 and 2016 comprised employee severance and benefits, facility shutdown costs, asset impairment, accelerated depreciation and disposal costs.

(11)
During the third quarter of 2017, the company completed the purchase of non-participating group annuity contracts to settle a portion of the projected pension benefit obligations in certain Ball U.S. defined benefit pension plans. This triggered settlement accounting. The company recognized a $41 million settlement loss which primarily represented a pro rata portion of the aggregate unamortized actuarial loss in these pension plans.

(12)
During the first nine months of 2017, the company recorded adjustments to the estimated amount of claims covered by the indemnifications for certain tax matters provided to the buyer in the sale of the Divestment Business.

(13)
During the third quarter and first nine months of 2017 and 2016, the company incurred charges for long-term incentive and other compensation arrangements associated with the Rexam acquisition and integration.

(14)
The sale of the Divestment Business was completed immediately after the Rexam acquisition on June 30, 2016, for $3.42 billion, subject to customary closing adjustments. During the first nine months of 2016, a gain on sale was recognized in connection with the sale of the legacy Ball portion of the Divestment Business.  During the first nine months of 2017, a reduction in the gain on sale was recognized in connection with the company finalizing the allocation of the purchase price for the Rexam acquisition.

(15)
During the third quarter and first nine months of 2016, the company recorded foreign currency exchange gains and losses from the revaluation of foreign currency denominated restricted cash, and intercompany loans related to the cash component of the Rexam acquisition purchase price and the revaluation of euro-denominated debt.

Notes to the Condensed Financial Statements (Third Quarter 2017)

2. Non-Comparable Items (continued)

(16)
During the first nine months of 2016, the company recorded interest expense associated with the $1 billion of 4.375 percent senior notes and €400 million of 3.5 percent senior notes, both due in December 2020, and €700 million of 4.375 percent senior notes, due in December 2023. In July 2016 Ball used the net proceeds to fund a portion of the cash component of the purchase price in connection with the acquisition of Rexam.

(17)
In March 2016, the company entered into a new $4.1 billion senior secured credit facility which includes a multicurrency revolving facility, a Term A U.S. dollar loan and a Term A euro loan all maturing in 2021. Ball used the net proceeds from the Term A U.S. dollar loan and the Term A euro loan to fund a portion of the cash component of the proposed Rexam acquisition purchase price.

(18)
During the first quarter of 2016, the company recorded charges for the amortization of deferred financing costs associated with the unsecured, committed bridge facility, entered into in connection with the Rexam acquisition.

3. Non-U.S. GAAP Measures

Non-U.S. GAAP Measures – Non-U.S. GAAP measures should not be considered in isolation. They should not be considered superior to, or a substitute for, financial measures calculated in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies. Presentations of earnings and cash flows presented in accordance with U.S. GAAP are available in the company's earnings releases and quarterly and annual regulatory filings.

Comparable Earnings Before Interest, Taxes, Depreciation and Amortization (Comparable EBITDA), Comparable Operating Earnings and Comparable Net Earnings – Comparable EBITDA is earnings before interest, taxes, depreciation and amortization, business consolidation and other non-comparable costs, Comparable Operating Earnings is earnings before interest, taxes and business consolidation and other non-comparable costs and Comparable Net Earnings is earnings before business consolidation and other non-comparable costs after tax. We use Comparable EBITDA, Comparable Operating Earnings and Comparable Net Earnings internally to evaluate the company's operating performance.

Please see the company's website for further details of the company's non-U.S. GAAP financial measures at www.ball.com/investors under the "financials" tab.

A summary of the effects of the above transactions on after tax earnings is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions, except per share amounts)	2017	2016	2017	2016

Net earnings attributable to Ball Corporation	$48	$31	$215	$210
Add: Business consolidation and other activities	157	63	253	302
Add: Amortization of acquired Rexam intangibles	37	33	120	33
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	(5)	-	34	-
Add: Cost of sales associated with Rexam inventory step-up	-	83	-	83
Add: Debt refinancing and other costs	-	2	1	108
Add: Tax effect on above items	(49)	(41)	(108)	(329)
Net earnings attributable to Ball Corporation before above transactions (Comparable Net Earnings)	$188	$171	$515	$407
Per diluted share before above transactions (b)	$0.52	$0.48	$1.44	$1.30

(a)
Catch-up depreciation and amortization of $34 million related to the last six months of 2016, was recorded during 2017 as a result of the finalization of fixed asset and intangible asset valuations and useful lives for the Rexam acquisition.

(b)	Amounts in 2016 have been retrospectively adjusted for the two-for-one stock split that was effective on May 16, 2017.

Notes to the Condensed Financial Statements (Third Quarter 2017)

3. Non-U.S. GAAP Measures (continued)

A summary of the effects of the above transactions on earnings before interest and taxes is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in millions)	2017	2016	2017	2016

Net earnings attributable to Ball Corporation	$48	$31	$215	$210
Add: Net earnings attributable to noncontrolling interests	3	3	6	3
Net earnings	51	34	221	213
Less: Equity in results of affiliates, net of tax	(5)	(7)	(23)	(6)
Add: Tax provision (benefit)	4	23	48	(174)
Earnings before taxes	50	50	246	33
Add: Total interest expense	74	82	217	267
Earnings before interest and taxes	124	132	463	300
Add: Business consolidation and other activities	157	63	253	302
Add: Amortization of acquired Rexam intangibles	37	33	120	33
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	(5)	-	34	-
Add: Cost of sales associated with Rexam inventory step-up	-	83	-	83
EBIT before above transactions (Comparable Operating Earnings)	$313	$311	$870	$718

(a)
Catch-up depreciation and amortization of $34 million related to the last six months of 2016, was recorded during 2017 as a result of the finalization of fixed asset and intangible asset valuations and useful lives for the Rexam acquisition.

Notes to the Condensed Financial Statements (Third Quarter 2017)

3. Non-U.S. GAAP Measures (continued)

A summary of Comparable EBITDA and Net Debt is as follows:

Twelve Months Ended
($ in millions, except ratios)	September 30, 2017

Net earnings attributable to Ball Corporation	$268
Add: Net earnings attributable to noncontrolling interests	6
Net earnings	274
Less: Equity in results of affiliates, net of tax	(32)
Add: Tax provision (benefit)	96
Net earnings before taxes	338
Add: Total interest expense	288
Earnings before interest and taxes (EBIT)	626
Add: Business consolidation and other activities (a)	288
Add: Amortization of acquired Rexam intangibles (a)	152
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	34
Add: Cost of sales associated with Rexam inventory step-up (a)	1
Add: Egyptian pound devaluation (a)	27
Comparable Operating Earnings	1,128
Add: Depreciation and amortization	693
Less: Amortization of acquired Rexam intangibles (a)	(152)
Less: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	(34)
Comparable EBITDA	$1,635

Total debt at September 30, 2017	$7,556
Less: Cash and cash equivalents	(556)
Net Debt (b)	$7,000

Net Debt/Comparable EBITDA	4.3x

(a)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.
(b)	Net debt is total debt less cash and cash equivalents, which are derived directly from the company's financial statements.

Ball management uses net debt to comparable EBITDA as a metric to monitor the credit quality of Ball Corporation. Business consolidation and other activities are separated to evaluate the performance of the company's operations. The above is presented on a non-U.S. GAAP basis (see discussion of non-U.S. GAAP measures above).

Notes to the Condensed Financial Statements (Third Quarter 2017)

3. Non-U.S. GAAP Measures (continued)

	Twelve	Less: Nine	Add: Nine	Twelve
	Months Ended	Months Ended	Months Ended	Months Ended
	December 31,	September 30,	September 30,	September 30,
($ in millions, except ratios)	2016	2016	2017	2017

Net earnings attributable to Ball Corporation	$263	$210	$215	$268
Add: Net earnings attributable to noncontrolling interests	3	3	6	6
Net earnings	266	213	221	274
Less: Equity in results of affiliates, net of tax	(15)	(6)	(23)	(32)
Add: Tax provision (benefit)	(126)	(174)	48	96
Earnings before taxes	125	33	246	338
Add: Total interest expense	338	267	217	288
Earnings before interest and taxes (EBIT)	463	300	463	626
Add: Business consolidation and other activities (a)	337	302	253	288
Add: Amortization of acquired Rexam intangibles (a)	65	33	120	152
Add: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	-	-	34	34
Add: Cost of sales associated with Rexam inventory step-up (a)	84	83	-	1
Add: Egyptian pound devaluation (a)	27	-	-	27
Comparable Operating Earnings	976	718	870	1,128
Add: Depreciation and amortization	453	299	539	693
Less: Amortization of acquired Rexam intangibles (a)	(65)	(33)	(120)	(152)
Less: Catch-up depreciation and amortization for 2016 from finalization of Rexam valuation (a)	-	-	(34)	(34)
Comparable EBITDA	$1,364	$984	$1,255	$1,635

Total debt at period end				$7,556
Less: Cash and cash equivalents				(556)
Net Debt				$7,000

Net Debt/Comparable EBITDA				4.3	x

(1)	For detailed information on these items, please see the respective quarterly filings and/or earnings releases, which can be found on our website at www.ball.com.